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Pacific Select Fund

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PACIFIC SELECT FUND
SMALL-CAP GROWTH PORTFOLIO
(formerly called Fasciano Small Equity Portfolio)
INFORMATION STATEMENT DATED JUNE 5, 2007
This statement provides information concerning a new portfolio management agreement for the Small-Cap Growth Portfolio, formerly called the Fasciano Small Equity Portfolio.
We are not asking you for a proxy and you are requested not to send us a proxy.
We previously advised you, via a supplement dated February 9, 2007 to Pacific Select Fund’s (the “Fund”) prospectus, dated May 1, 2006, that the Fund’s Board of Trustees (the “Board” or “Trustees”) approved a change in manager and a new Portfolio Management Agreement (“Agreement”) with respect to the Small-Cap Growth Portfolio (the “Portfolio”). Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, under an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund, by the Securities and Exchange Commission (“SEC”) on January 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the procedure contained in that order. PLFA, a subsidiary of Pacific Life, became the investment adviser to the Portfolio on May 1, 2007. Prior to that date, Pacific Life served as the Portfolio’s investment adviser. Accordingly, references below to “Adviser” refer to Pacific Life prior to May 1, 2007 and PLFA effective May 1, 2007.

I.	Background
At the January 11, 2007 Board meeting, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2007, Fred Alger Management, Inc. (“Alger”) as the new portfolio manager of the Portfolio, a name change from the “Fasciano Small Equity Portfolio” to the “Small-Cap Growth Portfolio,” and approved the Agreement with Alger with respect to this Portfolio. In connection with this matter, also at the January 11, 2007 meeting, the Board approved the termination of the portfolio management agreement for the Portfolio with the prior portfolio manager, Neuberger Berman Management, Inc., effective as of the close of business April 30, 2007. Alger’s appointment as portfolio manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Management Agreement
The Board evaluated the proposed Agreement among the Portfolio, the Adviser and Alger principally with reference to the factors described below. The Board also considered the various screening processes that the Adviser utilizes in proposing a new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as due diligence conducted by the Adviser on the investment resources, personnel and operations of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. Additionally, the Board reviewed the specific criteria and information evaluated by the Adviser during the selection process of Alger, including certain other firms considered by the Adviser, and the Adviser’s analysis in reaching its conclusion to recommend Alger as the new portfolio manager, which was ultimately approved by the Board.
The Board also noted that the fee rates payable under the Agreement are the result of arm’s-length negotiations between the Adviser and Alger, and that the portfolio management fees will be paid by the Adviser to Alger and are not paid directly by the Portfolio.

In evaluating the Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services
The Board considered the benefits to shareholders of retaining Alger, particularly in light of the nature, extent, and quality of the services to be provided by Alger. Under the Agreement, Alger would be responsible for providing investment management services, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Board considered the quality of the management services expected to be provided to the Portfolio over both the short- and long-term, the organizational depth and resources of Alger, including the background and experience of Alger’s management and the expertise of the Portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the small-cap growth strategy. The Board also considered that Alger had represented that it had the capacity and the resources to assume a portfolio of this size that may continue to grow.
Additionally, the Board considered that the Fund’s Chief Compliance Officer had reviewed the compliance operations of Alger, including the assessment of its compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the Agreement.
In making its assessments, the Board reviewed the due diligence the Adviser conducted with respect to Alger, and was aided by the assessments and recommendations of the Adviser and the materials provided by Alger.
The Board concluded it was satisfied with the nature, extent and quality of the management services to be provided by Alger.

B.	Performance
The Board considered materials compiled by the Adviser regarding investment performance. The Board considered information about the historical performance of a comparable mutual fund advised by Alger that had substantially similar investment strategies to the Portfolio (the “Alger Fund”) for the year-to-date, one-, three- and five-year periods, and found that the Alger Fund had performed in the top quartile of its applicable Morningstar category during these periods. The Board also considered the performance of the Alger Fund against a pertinent benchmark, noting that the Alger Fund had outperformed the benchmark during the year-to-date, one-, three-, and five-year periods. The Board also considered information about the historical performance of other comparable accounts advised by Alger that had substantially similar investment strategies to the Portfolio. The Board also considered that the appointment of Alger was intended to benefit all shareholders, including those who utilize the Portfolio Optimization service.
The Board determined that Alger’s performance record was acceptable.

C.	Portfolio Management Fee
In assessing the portfolio management fees to be charged by Alger with respect to the Portfolio, the Board compared the fees to be paid under the Agreement to the portfolio management fees that were paid to the Portfolio’s prior portfolio manager. The Board noted that the assets of the Portfolio would continue to be aggregated with another portfolio of Pacific Life Funds (an affiliated registered investment company advised by the Adviser) for purposes of the fee calculation. The Board additionally considered that Alger agreed to assume a sub-advisory fee schedule under the Agreement that contained breakpoints, which would cause the rate paid by the Adviser to be reduced as the Portfolio’s asset levels rise. The Board considered that the portfolio management fee payable to Alger would result in a lower weighted fee than the current portfolio management fee associated with the Portfolio. The Board considered that the Adviser would retain a larger portion of the advisory fees paid to it by the Portfolio than it did with respect to the Portfolio Management Agreement in place prior to May 1, 2007. The Board also considered information regarding the portfolio management fees paid by other accounts managed by Alger (the “Accounts”) and that the fees payable under the Agreement are comparable to the portfolio management fees paid by the Accounts.
The Board noted that the portfolio management fee was the result of arm’s-length negotiations between the Adviser and Alger, and that the portfolio management fee would be paid by the Adviser and would not be paid directly by the Portfolio. In light of these factors, the Board concluded that the fees under the Agreement were reasonable.

D.	Costs, Level of Profits and Economies of Scale
The Board considered the estimated profitability of the Agreement to Alger to the extent practicable based on the financial information provided by Alger. The Board considered that generally it is difficult to accurately determine or evaluate the potential profitability to Alger because it manages substantial assets and, further, that any such assessment would involve assumptions regarding Alger’s asset allocation policies, capital structure, cost of capital, business mix and other factors. The Board gave less weight to profitability considerations and did not view this data as important, given the arm’s-length nature of the relationship between the Adviser and Alger with respect to the negotiation of the portfolio management fee.
The Board considered the extent to which economies of scale would be realized as assets of the Portfolio grow. The Board considered that there is an expense limitation agreement in place for the Fund. The Board also noted that the Adviser had recently agreed to an asset based breakpoint schedule to be added to the advisory fee schedule for the Portfolio to reflect economies of scale, so that the advisory fee as a percentage of the Portfolio’s average daily net assets would decrease as the Portfolio becomes larger. The breakpoints to the advisory fee schedule became effective May 1, 2007. The Board agreed that the breakpoints represent a sharing of economies of scale and potential future economies of scale as the asset levels of the Portfolio increase.
The Board concluded that at the current time, given the Portfolio’s asset levels, the current fee structure reflected in the Agreement was reasonable.

E.	Ancillary Benefits
The Board considered any potential benefits to be derived by Alger from its relationship with the Portfolio and concluded that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual. The Board noted that Alger represented that it anticipates utilizing soft dollar credits generated by portfolio commissions to pay for research services and uses affiliated broker-dealers to effect securities transactions.

F.	Conclusion
Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the compensation payable under the Agreement is fair and reasonable, and that the Agreement is in the best interests of the Portfolio and its shareholders.

III.	The New Portfolio Management Agreement
The Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. Alger will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Portfolio’s investment objectives, policies and restrictions. Alger bears the expenses of its own staff for its activities in connection with the services provided under the Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Alger is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Agreement or by reason of Alger’s reckless disregard of its obligations and duties under the Agreement. The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.
There was no change to the advisory fee paid by the Portfolio to the Adviser in connection with the Portfolio manager change. The prior and new portfolio management fees for sub-advisory services provided to the Portfolio are set forth in the following table:

Prior Portfolio Management Fee                                   New Portfolio Management Fee

Fee	Break Point (Assets)	Fee	Break Point (Assets)

0.60%	On first $100 million	0.60%	On first $100 million
0.45%	On next $400 million	0.45%	On next $150 million
0.40%	On excess	0.40%	On excess
The portfolio management fee paid by the Adviser through April 30, 2007 to the previous manager of the Portfolio was paid pursuant to a management agreement dated April 26, 2005, as amended. For the period January 1, 2006 through December 31, 2006, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $2,418,999. Had the new portfolio management fee been in effect for that same time period, the portfolio management fees paid or owed by the Adviser would have been $2,309,123. This amount would have been a decrease in such fees paid by the Adviser of approximately 4.54%. For the fiscal year ended December 31, 2006, the Portfolio paid brokerage commissions of $28,189 to Lehman Brothers Inc., an affiliated broker of the prior portfolio manager representing 8.67% of the Portfolio’s total brokerage commissions for the period January 1, 2006 to December 31, 2006.

IV.	Information Regarding Alger
Alger’s address is 111 Fifth Avenue, New York, NY 10003. Fred Alger Management, Inc. is a privately held company organized as a corporation and has been in business for over 40 years under its present name and principal ownership. The Alger family owns 100% of the firm. The firm is a wholly owned subsidiary of Fred Alger & Company, Incorporated, a member of the NYSE, which in turn is owned by Alger Associates, a privately owned holding company. The address of the portfolio manager and its parents is 111 Fifth Avenue, New York, NY, 10003.
As of October 2, 2006, Mr. Alger retired as Chairman of the Board of Fred Alger Management, Inc. and commenced the process to relinquish ownership control of Alger Associates and, indirectly, Fred Alger Management, Inc. As of February 2007, the ownership of the firm remains solely within the Alger family. Alger Associates and, indirectly, Fred Alger Management, Inc. is controlled by Mr. Alger’s three daughters, Hilary M. Alger, Nicole D. Alger and Alexandra D. Alger, each of whom owns approximately 33% of the voting rights of Fred Alger Management, Inc.
Alger acts as investment adviser to the following registered investment companies, which have a similar objective to the Portfolio:

	Net Assets(1)
Fund Name	(000s omitted)	Compensation Rate(1)		Waived/Reduced

Alger American Small Capitalization Portfolio	$606.9	0.81%		N/A
Alger SmallCap Growth Fund	$326.3	0.81%	**	N/A
Alger SmallCap Growth Institutional Fund	$364.7	0.81%	**	N/A
Insurance — Sub Advisory Account	$57.9	0.45%		N/A
Mutual Fund — Sub Advisory Account	$3.8	0.60%		N/A
Alger SICAV — Alger US SmallCap Fund	$3.7	1.75%		N/A

(1)	Fees and assets under management are as of December 31, 2006 unless noted otherwise.

**	Fees for these accounts are as of October 31, 2006.
The directors and executive officers of Alger are: Daniel C. Chung, Chief Executive Officer & Chief Investment Officer; Frederick Blum, Executive Vice President, Treasurer & Chief Financial Officer; Hal Liebes, Executive Vice President, Chief Operating Officer & Chief Legal Officer; Michael F. DiMeglio, Chief Administrative Officer; Barry J. Mullen; Chief Compliance Officer. None of these executive officers has a substantial business, profession, vocation or employment other than their positions with Alger, its subsidiaries and affiliates. The business address of each above individual is 111 Fifth Avenue, New York, NY, 10003.
No officer or Trustee of Pacific Select Fund is an officer, director or shareholder of Alger.

Additional Information
Additional information about Alger, including, but not limited to, investment strategy, portfolio manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the portfolio managers, can be found in Pacific Select Fund’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.
******
The annual report for the Fund for the fiscal year ended December 31, 2006 has previously been sent to shareholders. That report and any more current semi-annual reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Life Insurance Policy Owners: 1-800-800-7681
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997
Internet:	www.PacificLife.com
Pacific Select Fund’s investment adviser is Pacific Life Fund Advisors LLC and its administrator is Pacific Life Insurance Company, both located at 700 Newport Center Drive, Newport Beach, CA 92660.
Pacific Select Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.
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